Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use in this Post-Effective Amendment No. 2 on Form S-1 to the Registration Statement on Form SB-2 of China America Holdings, Inc. and its subsidiaries of our report dated January 12, 2010, relating to the consolidated balance sheets of China America Holdings, Inc. and Subsidiaries as of September 30, 2009 and December 31, 2008 and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the transition period ended September 30, 2009 and the year ended December 31, 2008.  We also consent to the reference to us under the heading “Experts” in such prospectus.

/s/ SHERB & CO., LLP
SHERB & CO., LLP

Boca Raton, Florida
June 10, 2010